Exhibit 5

(202) 274-2000

June 18, 2010

The Board of Directors
Charter Financial Corporation
1233 O.G. Skinner Drive
West Point, Georgia  31833

Re:	Charter Financial Corporation
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of shares of the common stock, par value $0.01 per share (“Common Stock”) of Charter Financial Corporation (the “Company”).  We have reviewed the Company’s Federal Stock Charter, Registration Statement on Form S-1 (the “Form S-1”), the Charter Financial Corporation Stock Issuance Plan (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s  Luse Gorman Pomerenk & Schick

Luse Gorman Pomerenk & Schick